Exhibit 99.1

Financial Information of Significant Equity Method Investee

Change Healthcare LLC

EXPLANATORY NOTE

Unconsolidated Significant Subsidiary

Change Healthcare Inc.’s (“the Company”) primary asset is its interest in the Joint Venture which is accounted for using the equity method. As the Company’s investment in the Joint Venture is considered to be significant, the Joint Venture’s annual financial statements are required to be included as an exhibit to each Company Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of the Company, however, we have elected to include financial information of the Joint Venture in this Quarterly Report on Form 10-Q.

Change Healthcare LLC

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands, except unit and per unit data)

	Three Months Ended
	June 30,
	2019	2018
Revenue:
Solutions revenue	$797,072	$757,705
Postage revenue	58,484	65,558

Total revenue	855,556	823,263
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	326,947	337,430
Research and development	49,339	55,324
Sales, marketing, general and administrative	193,273	206,914
Customer postage	58,484	65,558
Depreciation and amortization	71,316	68,527
Accretion and changes in estimate with related parties, net	3,880	3,824

Total operating expenses	703,239	737,577

Operating income (loss)	152,317	85,686
Non-operating (income) and expense
Interest expense, net	83,406	78,549
Contingent consideration	(791)	272
Other, net	(3,778)	(5,532)

Total non-operating (income) and expense	78,837	73,289

Income (loss) before income tax provision (benefit)	73,480	12,397
Income tax provision (benefit)	1,565	(109)

Net income (loss)	$71,915	$12,506

Net income (loss) per common unit:
Basic	$0.29	$0.05

Diluted	$0.28	$0.05

Weighted average common units outstanding:
Basic	251,469,846	251,599,967

Diluted	253,124,478	253,447,527

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited and amounts in thousands)

	Three Months Ended
	June 30,	June 30,
	2019	2018
Net income (loss)	$71,915	$12,506
Other comprehensive income (loss):
Foreign currency translation adjustment	756	(8,638)
Changes in fair value of interest rate cap, net of taxes	(18,098)	2,604

Other comprehensive income (loss)	(17,342)	(6,034)

Total comprehensive income (loss)	$54,573	$6,472

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	June 30, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$27,122	$47,718
Restricted cash	264	1,176
Accounts receivable, net of allowance for doubtful accounts	727,205	759,502
Contract assets	145,054	—
Prepaid expenses and other current assets	159,489	172,067

Total current assets	1,059,134	980,463
Property and equipment, net	194,027	197,263
Goodwill	3,284,979	3,284,266
Intangible assets, net	1,284,369	1,320,161
Other noncurrent assets, net	480,463	421,985

Total assets	$6,302,972	$6,204,138

Liabilities and members’ deficit
Current liabilities:
Drafts and accounts payable	$48,855	$98,550
Accrued expenses	332,750	316,179
Deferred revenues	361,663	437,636
Due to related parties, net	28,359	34,629
Current portion of long-term debt	7,085	2,789

Total current liabilities	778,712	889,783
Long-term debt, excluding current portion	5,783,537	5,787,150
Deferred income tax liabilities	107,255	106,099
Tax receivable agreement obligations to related parties	196,696	212,698
Other long-term liabilities	121,655	113,194
Commitments and contingencies (see Note 6)
Members’ deficit	(684,883)	(904,786)

Total liabilities and members’ deficit	$6,302,972	$6,204,138

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Members’ Deficit

(unaudited and amounts in thousands)

	2019	2018
Balance at March 31	$(904,786)	$(1,066,180)
Cumulative effect of a change in accounting principle-revenue recognition	159,877	—
Advances to Member	—	(208)
Repurchase of equity awards	—	(4,838)
Capital contribution from Member from exercise of equity awards	—	205
Equity compensation expense	5,862	5,300
Net income (loss)	71,915	12,506
Foreign currency translation adjustment	756	(8,638)
Change in fair value of interest rate cap agreements, net of taxes	(18,098)	2,604
Other	(409)	456

Balance at June 30	$(684,883)	$(1,058,793)

See accompanying notes to condensed consolidated financial statements.

Change Healthcare LLC

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Three Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$71,915	$12,506
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	71,316	68,527
Amortization of capitalized software developed for sale	3,452	3,760
Accretion and changes in estimate, net	3,880	3,824
Equity compensation	5,862	5,300
Deferred income tax expense (benefit)	1,158	(613)
Amortization of debt discount and issuance costs	5,524	5,470
Contingent consideration	(791)	272
Other	(460)	(215)
Changes in operating assets and liabilities:
Accounts receivable	7,748	16,996
Contract assets	(3,049)	—
Prepaid expenses and other	(16,338)	(28,733)
Accounts payable	(33,954)	(7,647)
Accrued expenses, deferred revenue and other liabilities	(25,524)	115,602
Due to related party, net	(6,269)	(4,196)

Net cash provided by (used in) operating activities	84,470	190,853

Cash flows from investing activities:
Capitalized expenditures	(67,414)	(65,166)

Net cash provided by (used in) investing activities	(67,414)	(65,166)

Cash flows from financing activities:
Payments under tax receivable agreements with related parties	(27,227)	(25,096)
Payments on Term Loan Facility	(12,750)	(12,750)
Receipts (payments) on derivative instruments	2,112	1,013
Payments of deferred financing obligations	—	(2,035)
Capital contribution from Members from exercise of equity awards	—	205
Repurchase of equity awards	—	(4,838)
Advances to Member and Other	—	(208)
Other	(759)	598

Net cash provided by (used in) financing activities	(38,624)	(43,111)

Effect of exchange rate changes on cash and cash equivalents	60	(812)

Net increase (decrease) in cash, cash equivalents and restricted cash	(21,508)	81,764
Cash, cash equivalents and restricted cash at beginning of period	48,894	50,011

Cash, cash equivalents and restricted cash at end of period	$27,386	$131,775

See accompanying notes to condensed consolidated financial statements.

1. Nature of Business and Organization

Nature of Business

Change Healthcare LLC (the “Joint Venture”), is a leading independent healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial and patient engagement outcomes in the U.S. healthcare system. The Joint Venture offers a comprehensive suite of software, analytics, technology enabled solutions that drive improved results in the complex workflows of healthcare system payers and providers.

Organization

In June 2016, Change Healthcare Inc., the Joint Venture, Change Healthcare Holdings, LLC, Change Healthcare Intermediate Holdings, LLC, Change Healthcare Performance, Inc. (“Legacy CHC”) and its stockholders—including affiliates of The Blackstone Group, L.P. (“Blackstone”) and Hellman & Friedman LLC (“Hellman & Friedman”)—entered into an Agreement of Contribution and Sale (the “Contribution Agreement”) with McKesson Corporation (“McKesson”, together with Change Healthcare Inc., the “Members”). Under the terms of the Contribution Agreement, the parties agreed to form the Joint Venture, a joint venture that combined the majority of the McKesson Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network (such contributed businesses, “Core MTS”) with substantially all of the assets and operations of Legacy CHC, but excluding Legacy CHC’s pharmacy claims switching and prescription routing businesses (such excluded businesses, the “eRx Network” and the businesses contributed by Legacy CHC, together with Core MTS, the “Contributed Businesses”). The creation of the Joint Venture, including the contribution of the Contributed Businesses and related transactions, is collectively referred to as the “Transactions”. The Transactions closed on March 1, 2017.

Basis of Accounting

Due to the existence of shared control among the Members over all major financial and operating decisions of the Joint Venture and its consolidated subsidiaries, the assets and liabilities contributed to the Joint Venture were recognized in the accompanying condensed consolidated financial statements at their historical carrying values (i.e., joint venture accounting).

2. Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) Guidelines, Rules and Regulations (“Regulation S-X”) and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Joint Venture bases its estimates on historical experience, current business factors and various other assumptions that the Joint Venture believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Joint Venture is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Joint Venture’s business environment;

therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Joint Venture’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Joint Venture’s operating environment changes. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations, and, if material, the effects of changes in estimates are disclosed in the notes to the condensed consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate cap agreement obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Allowance for Doubtful Accounts

The allowance for doubtful accounts of $21,260 and $20,438 at June 30, 2019 and March 31, 2019, respectively, reflects the Joint Venture’s best estimate of losses inherent in the Joint Venture’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, which generally requires that all lease obligations be recognized on the balance sheet at the present value of the remaining lease payments with a corresponding lease asset. As originally issued, the standard required that companies adopt the standard using the modified retrospective transition method and report a cumulative effect adjustment to the opening balance of retained earnings in the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11 which provides companies with the option to apply this cumulative effect adjustment to the opening balance of retained earnings in the period of adoption instead of the earliest comparative period presented. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, as amended by ASU No. 2018-19, which requires that a financial asset (or group of financial assets) measured at amortized cost be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. This update is scheduled to be effective for the Joint Venture beginning April 1, 2021, with early adoption permitted beginning April 1, 2019. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, which modifies the disclosure requirements related to fair value measurements based on the FASB Concepts Statements. This update eliminates certain disclosures, modifies others and, in certain cases, requires additional disclosures. This update is effective for the Joint Venture beginning April 1, 2020, with earlier adoption permitted. The Joint Venture is currently assessing the potential effects this update may have on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This update also requires that the effects of such capitalized costs be classified in the same respective caption of the statement of operations, balance sheet and cash flows as the underlying hosting arrangement. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or apply the update prospectively to all implementation costs incurred after the effective date. This update is scheduled to be effective for the Joint Venture beginning April 1, 2020, with early adoption permitted. The Joint Venture is currently assessing both the method of adoption and the potential effects this update may have on its condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2019, the Joint Venture adopted FASB ASU No. 2018-16, which adds the Overnight Index Swap rate based on the Secured Overnight Financing Rate as a benchmark interest rate for hedging purposes. As the adoption of this update applies only to qualifying new or redesignated hedging relationships entered into following the date of adoption, its adoption has no immediate effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-02, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Legislation”). Because the Joint Venture’s financial statements do not separately classify the components of members’ deficit, the effect of the adoption of this update was limited to the separate disclosure in Note 10 related to the reclassification of such stranded costs from accumulated comprehensive income (loss) to accumulated deficit.

In April 2019, the Joint Venture adopted FASB ASU No. 2018-07, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Among other provisions, the measurement date for awards to nonemployees changed from the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which performance is complete under the previous guidance to the grant date under this update. Because the Joint Venture’s equity-based compensation was previously subject to remeasurement at fair value each quarter under the previous authoritative literature, the effect of the adoption of this update had no material effect on the Joint Venture’s condensed consolidated financial statements.

In April 2019, the Joint Venture adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which replaced most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. All of the Joint Venture’s revenue is accounted for under ASC 606.

The Joint Venture adopted ASC 606 using the modified retrospective transition method applied only to contracts that were not completed as of the date of initial application. The Joint Venture has also elected the contract modification transition practical expedient, and as a result, will treat all contract modifications entered into prior to adoption date as if they were part of the original contract. The adoption of the new revenue standard utilizing these transition methods resulted in a cumulative effect adjustment that reduced members’ deficit as of April 1, 2019 by $159,877. After assessing all potential impacts of adopting the new standard on its consolidated financial statements, related disclosures, and necessary control and process changes, the Joint Venture has noted the following to be the most notable impacts of adopting the new standard:

•	Revenue for certain contingent fee service arrangements will be accelerated as revenue for these arrangements is recognized as the services are performed.

•

Revenue related to certain time-based software and content license agreements will be accelerated. The license component for certain time-based software will be recognized upon delivery to the customer (“point in time”), or in the case of software that requires significant production, modification or customization, recognized as the implementation work is performed. A non-license component (e.g., technical support) will be recognized over the respective contract terms (“over time”).

•

Incremental costs to obtain contracts and qualifying costs to fulfill will be capitalized and amortized over the period of benefit. The net result of this change was an increase to capitalized contract costs on the balance sheet; these capitalized costs will be amortized and recognized as expense over an incrementally longer period of time.

The following tables represent the impact of the new standard on the Joint Venture’s unaudited financial statements for the three months ended June 30, 2019:

	Three months ended June 30,
	2019			2018
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Revenue:
Solutions revenue	$797,072	$(41,531)	$755,541	$757,705
Postage revenue	58,484	—	58,484	65,558

Total revenue	855,556	(41,531)	814,025	823,263
Operating expenses:
Cost of operations (exclusive of depreciation and amortization below)	326,947	808	327,755	337,430
Research and development	49,339	—	49,339	55,324
Sales, marketing, general and administrative	193,273	5,169	198,442	206,914
Customer postage	58,484	—	58,484	65,558
Depreciation and amortization	71,316	—	71,316	68,527
Accretion and changes in estimate with related parties, net	3,880	—	3,880	3,824

Total operating expenses	703,239	5,977	709,216	737,577

Operating income (loss)	152,317	(47,508)	104,809	85,686
Non-operating (income) and expense
Interest expense, net	83,406	—	83,406	78,549
Contingent consideration	(791)	—	(791)	272
Other, net	(3,778)	—	(3,778)	(5,532)

Total non-operating (income) and expense	78,837	—	78,837	73,289

Income (loss) before income tax provision (benefit)	73,480	(47,508)	25,972	12,397
Income tax provision (benefit)	1,565	(2,251)	(686)	(109)

Net income (loss)	$71,915	$(45,257)	$26,658	$12,506

Net income (loss) per common unit:
Basic	$0.29		$0.11	$0.05

Diluted	$0.28		$0.11	$0.05

	June 30, 2019			March 31, 2019
	As Reported	Impacts from Adoption	Without Adoption (ASC 605)	As Reported (ASC 605)
Assets
Current assets:
Cash and cash equivalents	$27,122	$—	$27,122	$47,718
Restricted cash	264	—	264	1,176
Accounts receivable, net of allowance for doubtful accounts	727,205	24,428	751,633	759,502
Contract assets	145,054	(145,054)	—	—
Prepaid expenses and other current assets	159,489	20,084	179,573	172,067

Total current assets	1,059,134	(100,542)	958,592	980,463
Property and equipment, net	194,027	—	194,027	197,263
Goodwill	3,284,979	—	3,284,979	3,284,266
Intangible assets, net	1,284,369	—	1,284,369	1,320,161
Other noncurrent assets, net	480,463	(40,335)	440,128	421,985

Total assets	$6,302,972	$(140,877)	$6,162,095	$6,204,138

Liabilities and members’ deficit
Current liabilities:
Drafts and accounts payable	$48,855	$(62)	$48,793	$98,550
Accrued expenses	332,750	—	332,750	316,179
Deferred revenues	361,663	66,023	427,686	437,636
Due to related parties, net	28,359	—	28,359	34,629
Current portion of long-term debt	7,085	—	7,085	2,789

Total current liabilities	778,712	65,961	844,673	889,783
Long-term debt, excluding current portion	5,783,537	—	5,783,537	5,787,150
Deferred income tax liabilities	107,255	—	107,255	106,099
Tax receivable agreement obligations to related parties	196,696	—	196,696	212,698
Other long-term liabilities	121,655	566	122,221	113,194
Commitments and contingencies
Members’ deficit	(684,883)	(207,404)	(892,287)	(904,786)

Total liabilities and members’ deficit	$6,302,972	$(140,877)	$6,162,095	$6,204,138

The adoption of the new standard had an immaterial impact on the Joint Venture’s unaudited statement of cash flows for the three-months ended June 30, 2019. See Note 3, Revenue Recognition for more information.

3. Revenue Recognition

The Joint Venture generates most of its solutions revenue by using technology solutions (generally Software as a Service (“SaaS”)) to provide services to its customers that automate and simplify business and administrative functions for payers, providers, pharmacies, and channel partners and through the licensing of software, software systems (consisting of software, hardware and maintenance support) and content.

The Joint Venture recognizes revenue when the customer obtains control of the good or service through the Joint Venture satisfying a performance obligation by transferring the promised good or service to the customer.

Principal Revenue Generating Products and Services

Content license subscriptions and time-based software - The Joint Venture’s content license subscriptions and time-based software arrangements provide a license to use a software for a specified period of time. At the end of the contractual period, the customer either renews the license for an additional term or ceases to use the software. Software licenses are typically delivered to the customer with functionality that the customer can benefit from the software on its own or together with readily available resources. As contracts for these solutions generally do not price individual components separately, the Joint Venture allocates the transaction price to the license and ongoing support performance obligations based on standalone selling price (“SSP”), primarily determined by historical value relationships between licenses and ongoing support and updates. Revenue allocated to content license subscriptions and time-based software license agreements is generally recognized at the point-in-time of delivery of the license or the content update upon transfer of control of the underlying license to the customer. Generally, software implementation fees are recognized over the implementation period through an input measure of progress method. Revenue allocated to maintenance and support is recognized ratably over the period covered by the agreements, as passage of time represents a faithful depiction of the transfer of these services. In some cases, software arrangements provide licenses to several software applications that are highly integrated with the implementation services and software updates and cannot function separately. The bundle is a single performance obligation since the individually promised goods and services are not distinct in the context of the contract because the related implementation services significantly modify and customize the software and the updates provided to the integrated software solution are critical to the software’s utility. The related revenue is recognized on a straight-line basis, ratably over the contractual term due to the frequency and criticality of the updates throughout the license period.

Contingent fee services - The Joint Venture provides services to customers in which the transaction price is contingent on future occurrences, such as savings generated or amounts collected on behalf of its customers through the delivery of its services. In some cases, the Joint Venture performs services in advance of invoicing the customer, thereby creating a contract asset. Revenue in these arrangements is estimated and constrained until the Joint Venture determines that it is probable a significant revenue reversal will not occur, and variable consideration is allocated to the performance obligation for which the Joint Venture earns a contingent fee.

Perpetual software licenses - The Joint Venture’s perpetual software arrangements provide a license for a customer to use software in perpetuity. Software licenses are typically delivered to the customer with functionality from which the customer can benefit from the license on its own or together with readily available resources. Perpetual software arrangements are recognized at the time of delivery or through an input measure of progress method over the installation period if the arrangements require significant production or modification or customization of the software. Contracts accounted for through an input measure of progress method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Software implementation fees are recognized as the work is performed or under the input method for perpetual software. Hardware revenues are generally recognized upon delivery. Maintenance is recognized ratably over the term of the agreement as passage of time represents a faithful depiction of the transfer of these services.

Professional services - The Joint Venture provides training and consulting services to its customers, and the services may be fixed fee or time and materials based. Consulting services that fall outside of the standard implementation services vary depending on the scope and complexity of the service requested by the customer. Consulting services are deemed to be capable of being distinct from other products and services, and the services are satisfied either at a point of time or over time based on delivery. Training services are usually provided as an optional service to enhance the customer’s experience with a software product or provides additional education surrounding the general topic of the solution. Training services are capable of being distinct from other products and services. The Joint Venture treats training services as a distinct performance obligation, and they are satisfied at a point of time.

Transaction processing services - The Joint Venture provides transaction processing (such as claims processing) services to hospitals, pharmacies and health systems via a cloud-based (SaaS) platform. The promised service is to stand ready to process transactions for our customers over the contractual period on an as needed basis. The revenue related to these services is recognized over time as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed. Any fixed annual fees and implementation fees are recognized ratably over the contract period.

Hosted solutions and software as a service (“SaaS”) - The Joint Venture enters into arrangements whereby the Joint Venture provides the customer access to a Joint Venture-owned software solution, which are generally marketed under annual and multi-year arrangements. The customer is only provided “access” (not a license) to the software application. In these arrangements, the customer does not purchase equipment nor does the customer take physical possession of the software. The related revenue is recognized ratably over the contracted term. For fixed fee arrangements, revenue recognition begins after set-up and implementation are complete. For per-transaction fee arrangements, revenue is recognized as transactions are processed beginning on the service start date.

Contract Balances

The Joint Venture’s payment terms vary by customer and product type. For certain products or services, the Joint Venture requires upfront payments before control of the product or service has transferred to the customer. For other products and services, the Joint Venture invoices the customer in arrears after providing the products or services. In addition, for certain contingent fee services, customers are billed in arrears, typically based upon a percentage of collections the Joint Venture makes on the customer’s behalf.

Under the new revenue standard, the Joint Venture generally recognizes a contract asset when revenue is recognized in advance of invoicing on a customer contract, unless the right to payment for that revenue is unconditional (i.e. requiring no further performance and only the passage of time). If a right to payment is determined to meet the criteria to be considered ‘unconditional’, then the Joint Venture will recognize a receivable.

There were no impairment losses recognized on accounts receivable or contract assets in the quarter ended June 30, 2019.

The Joint Venture records deferred revenues when billings or payments are received from customers in advance of its performance. Deferred revenue is generally recognized when transfer of control to customers occurs. The deferred revenue balance is driven by multiple factors, including the frequency of renewals, invoice timing, and invoice duration. As of June 30, 2019, the Joint Venture expects 93% of the deferred revenue balance to be recognized in one year or less, and approximately $180,000 of the beginning period balance was recognized during the first quarter of fiscal 2020.

Costs to Obtain or Fulfill a Contract

Sales commissions and certain other incentive payments (e.g., bonuses that are contingent solely on obtaining a contract or a pool of contracts) earned by the Joint Venture’s sales organization are capitalized as incremental costs to obtain a contract. The Joint Venture typically does not offer commissions on contract renewals. Decremented commissions upon renewal (i.e., non-commensurate with initial commissions) are offered to the Joint Venture’s sales associates for certain customers and are not material. Under ASC 606, all commissions and other qualifying incentive payments capitalized are amortized over an expected period of benefit defined as the initial contract term plus anticipated renewals. In contrast, under ASC 605 these capitalized costs were amortized over the specific revenue contract terms, which are typically 12 to 60 months. In making the significant judgment in determining the appropriate period of benefit, the Joint Venture evaluated both qualitative and quantitative factors such as the expected customer relationship period and technology obsolescence. In addition, prior to solution go-live, the Joint Venture incurs certain contract fulfillment costs primarily related to SaaS setup for our clients. These costs are capitalized to the extent they are directly related to a contract, are recoverable, and create a resource used to deliver the Joint Venture’s SaaS services. Capitalized costs to fulfill a contract are amortized over the expected period of benefit.

At June 30, 2019, the Joint Venture had capitalized costs to obtain a contract of $14,236 in prepaid and other current assets and $62,001 in other noncurrent assets. During the three months ended June 30, 2019, the Joint Venture recognized $4,109 of amortization expense related to such capitalized costs, which is included in the total operating expenses. At June 30, 2019, the Joint Venture had capitalized costs to fulfill a contract of $1,306 in prepaid and other current assets and $8,281 in other noncurrent assets. During the three months ended June 30, 2019, the Joint Venture recognized $296 of amortization expense related to such capitalized costs, which is included in total operating expenses.

Postage Revenues

Postage revenues are the result of providing delivery services to customers in the Joint Venture’s payment and communication solutions. Postage revenues are generally billed as a pass-through cost to the Joint Venture’s customers. The service is part of a combined performance obligation with the printing and handling services provided to the customer because the postage services are not distinct within the context of the contract. The Joint Venture presents Postage Revenue separately from Solutions Revenue on the consolidated statements of operation as it makes the financial statements more informative for the users. The revenue related to the combined performance obligation of the postage, printing, and handling service is recognized as the transactions are processed, and the revenue is recognized over the individual days in which the services are performed.

Arrangements with Multiple Performance Obligations

The Joint Venture engages in customer arrangements which may include multiple performance obligations, such as any combination of software, hardware, implementation, SaaS-based offerings, consulting services, or maintenance services. For such arrangements, the Joint Venture allocates revenues to each performance obligation on a relative standalone selling price basis. A performance obligation’s standalone selling price is determined based on the directly observable prices charged to customers, when available or estimated using other methods such as the adjusted market assessment approach, the expected cost plus a margin approach, or other approaches in cases where distinct performance obligations are not sold separately but instead sold at a bundled price. For performance obligations with historical pricing that is highly variable, the residual approach is used. Such instances primarily relate to the Joint Venture’s perpetual software arrangements in which the Joint Venture sells the same products to different customers for a broad range of amounts.

Remaining Performance Obligations

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed contracts includes deferred revenue and other revenue yet to be recognized from non-cancellable contracts. As of June 30, 2019, the Joint Venture’s total remaining performance obligations approximated $1,274,000, of which approximately 53% is expected to be recognized over the next twelve months, and the remaining 47% thereafter.

In this balance, the Joint Venture does not include the value of unsatisfied performance obligations related to those contracts for which it recognizes revenue at the amount for which it has the right to invoice for services performed.    Additionally, this balance does not include revenue related to performance obligations that are part of a contract with an original expected duration of one year or less. Lastly, this balance does not include variable consideration allocated to the individual goods or services in a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Examples includes variable fees associated with transaction processing and contingent fee services.

Disaggregated Revenue

The Joint Venture disaggregates the revenue from contracts with customers by operating segment as it believes doing so best depicts how the nature, amount, timing and uncertainty of the Joint Venture’s revenue are affected by economic factors. See note 9, “Segment Reporting” for the total revenue disaggregated by operating segment for the three months ended June 30, 2019 and June 30, 2018.

The Joint Venture’s total revenue by disaggregated revenue source was generally consistent for each reportable segment for the three months ended June 30, 2019 and June 30, 2018.

Customer Incentives

Certain customers, which include the Joint Venture’s channel partners, may receive cash-based incentives or rebates based on actual sales and achievement of a cumulative level of sales, which are accounted for as variable consideration. The Joint Venture considers these amounts to be consideration payable to the customer, and therefore, the Joint Venture estimates these amounts based on the expected amount to be provided to customers and reduces the transaction price accordingly.

Practical Expedients and Exemptions

The Joint Venture has elected to utilize either the right to invoice practical expedient or the series-based variable consideration allocation framework for most transaction processing services not subject to contingencies. The Joint Venture also has elected to exclude sales taxes and other similar taxes from the measurement of the transaction price in contracts with customers. Therefore, revenue is recognized net of such taxes.

In certain customer arrangements with customers, the Joint Venture determined there are certain promised goods or services which are immaterial in the context of the contract from both a quantitative and qualitative perspective, and therefore, the goods and services are disregarded when assessing the performance obligations in the customer arrangement.

The Joint Venture has elected to apply the significant financing practical expedient, and as a result, the Joint Venture will not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when the Joint Venture transfers a promised good or service to a customer and when the customer pays for the good or service will be one year or less.

4. Interest Rate Cap Agreements

Risk Management Objective of Using Derivatives

The Joint Venture is exposed to certain risks arising from both its business operations and economic conditions. The Joint Venture principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Joint Venture manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Joint Venture enters into derivative financial instruments to manage differences in the amount, timing and duration of the Joint Venture’s known or expected cash receipts and its known or expected cash payments principally related to the Joint Venture’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Joint Venture’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Joint Venture primarily uses interest rate cap agreements as part of its interest rate risk management strategy.

In March 2016 and 2017, Legacy CHC and the Joint Venture, respectively, executed annuitized interest rate cap agreements with a combined notional amount of $650,000 and $750,000, respectively, to limit the exposure of the variable component of interest rates under the then existing term loan facility or future variable rate indebtedness, each beginning in March 2017 and expiring in March 2020.

In August 2018, the Joint Venture executed additional annuitized interest rate cap agreements with notional amounts of $500,000 and $1,500,000, respectively, to limit the exposure of the variable component of interest rates under the term loan facility or future variable rate indebtedness to a maximum of 1.0%. The $500,000 interest rate cap agreement began effective August 31, 2018 and expires March 31, 2020. The $1,500,000 interest rate cap agreement begins effective March 31, 2020 and expires December 31, 2021.

As of June 30, 2019, each of the Joint Venture’s outstanding interest rate cap agreements was designated as a cash flow hedge of interest rate risk and was determined to be highly effective.

Following the adoption of ASU 2017-12, all changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Joint Venture’s variable-rate debt. During the twelve months subsequent to June 30, 2019, the Joint Venture estimates that $11,315 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Joint Venture’s derivative instruments at June 30, 2019 and March 31, 2019:

	Fair Values of Derivative Financial Instruments
	Asset (Liability)
Derivative financial instruments designated as hedging instruments:	Balance Sheet Location	June 30, 2019	March 31, 2019
Interest rate cap agreements	Prepaid and other current assets	$2,202	$8,766
Interest rate cap agreements	Accrued expenses	(7,262)	(2,160)
Interest rate cap agreements	Other long-term liabilities	(24,319)	(16,846)

		$(29,379)	$(10,240)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying condensed consolidated statements of operations for the three months ended June 30, 2019 and 2018, is summarized in the following table:

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Derivative financial instruments in cash flow hedging relationships:
Gain/ (loss) related to effective portion of derivative financial instruments recognized in other comprehensive income (loss)	$(17,051)	$5,649

Gain/ (loss) related to portion of derivative financial instruments reclassified from accumulated other comprehensive income (loss) to interest expense	$(1,047)	$(1,412)

Credit Risk-related Contingent Features

The Joint Venture has agreements with each of its derivative counterparties providing that if the Joint Venture defaults on any of its indebtedness, including a default where repayment of the indebtedness has not been accelerated by the lender, then the Joint Venture also could be declared in default on its derivative obligations.

As of June 30, 2019, the termination value of derivative financial instruments in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, was $30,805. If the Joint Venture had breached any of these provisions at June 30, 2019, the Joint Venture could have been required to settle its obligations under the agreements at this termination value. The Joint Venture does not offset any derivative financial instruments, and the derivative financial instruments are not subject to collateral posting requirements.

5. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Joint Venture’s assets and liabilities that are measured at fair value on a recurring basis consist of the Joint Venture’s derivative financial instruments and contingent consideration obligations. The tables below summarize these items as of June 30, 2019 and March 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at June 30, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(29,379)	$—	$(29,379)	$—
Contingent consideration obligations	(2,300)	—	—	(2,300)

Total	$(31,679)	$—	$(29,379)	$(2,300)

Description	Balance at March 31, 2019	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate cap agreements	$(10,240)	$—	$(10,240)	$—
Contingent consideration obligations	(3,091)	—	—	(3,091)

Total	$(13,331)	$—	$(10,240)	$(3,091)

The valuation of the Joint Venture’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate cap agreements is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Joint Venture incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Joint Venture has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Joint Venture has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of June 30, 2019, the Joint Venture determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Joint Venture determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Joint Venture’s contingent consideration obligations was determined using a discounted cash flow method as applied to cash flows determined through a Monte Carlo Simulation. This analysis reflects the contractual terms of the purchase agreements (e.g., minimum and maximum payments, length of earn-out periods, manner of calculating any amounts due, etc.) and utilizes assumptions with regard to future cash flows, probabilities of achieving such future cash flows and a discount rate. Significant increases with respect to assumptions as to future revenue and probabilities of achieving such future revenue would have resulted in a higher fair value measurement while an increase in the discount rate would have resulted in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3):

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Balance at beginning of period	$(3,091)	$(4,000)
Adjustment of provisional amounts	—	100
Gain/ (loss) included in contingent consideration	791	(272)

Balance at end of period	$(2,300)	$(4,172)

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Joint Venture at June 30, 2019 and March 31, 2019 were:

	June 30, 2019		March 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$27,122	$27,122	$47,718	$47,718
Accounts receivable	$727,205	$727,205	$759,502	$759,502
Senior Credit Facilities (Level 2)	$4,796,345	$4,834,418	$4,804,905	$4,834,800
Senior Notes (Level 2)	$980,615	$1,005,000	$979,905	$990,000

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market quotes and trades by investors in partial interests of these instruments.

Investments in Businesses

In December 2018, the Joint Venture purchased $15,000 of preferred shares of a health care company and $500 shares in a related company holding certain intellectual property, each of which is classified within Other noncurrent assets, net on the accompanying condensed consolidated balance sheets. Because this investment has no readily determinable fair value, the Joint Venture measures this investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Joint Venture recognized no changes in the value of this investment during the three months ended June 30, 2019.

6. Legal Proceedings

The Joint Venture is subject to various claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business.

Government Subpoenas and Investigations

From time to time, the Joint Venture receives subpoenas or requests for information from various government agencies. The Joint Venture generally responds to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by the Joint Venture. Such subpoenas and requests also can lead to the assertion of claims or the commencement of civil or criminal legal proceedings against the Joint Venture and other members of the health care industry, as well as to settlements.

Other Matters

Additionally, in the normal course of business, the Joint Venture is involved in various claims and legal proceedings. While the ultimate resolution of ongoing matters has yet to be determined, the Joint Venture does not believe that their outcomes will have a material adverse effect on the Joint Venture’s consolidated financial position, results of operations or liquidity.

7. Income Taxes

The Joint Venture is treated as a partnership for income tax purposes and is therefore not subject to U.S. federal income taxes and not subject to most state and local income taxes. Legacy CHC and Change Healthcare Practice Management Solutions, Inc., both wholly owned subsidiaries of the Joint Venture, are subject to U.S. federal, state and local, and non-U.S. corporate income taxes.

The income tax expense for the three months ended June 30, 2019 and benefit for the three months ended June 30, 2018 was $1,565 and $109, respectively, which represents an effective tax rate of 2.1% and (0.9%), respectively.

Fluctuations in the Joint Venture’s reported income tax rates are primarily due to the earnings from partnerships that are passed through to the Members for which the Joint Venture is not subject to tax and benefits recognized as a result of certain incentive tax credits resulting from research and experimental expenditures in both the US and Canada.

8. Tax Receivable Agreement Obligations to Related Parties

Upon the consummation of the Transactions, the Joint Venture assumed obligations related to certain tax receivable agreements (collectively, the “Tax Receivable Agreements”) with its current and former owners. Because the assets and obligations of the predecessor businesses were contributed to the Joint Venture at their historical carrying values, these Tax Receivable Agreements are subject to differing accounting models as explained below.

2009 - 2011 Tax Receivable Agreements

Under the 2009 - 2011 Tax Receivable Agreements assumed by the Joint Venture in connection with the Transactions, the Joint Venture is obligated to make payments to certain of the former Legacy CHC stockholders, equal to 85% of the applicable cash savings that the Joint Venture expects to realize as a result of tax attributes arising from certain previous transactions. As a result of the covered change of control with respect to the Tax Receivable Agreements that occurred in connection with the Transactions, payments the Joint Venture makes under the 2009—2011 Tax Receivable Agreements are required to be calculated using certain valuation assumptions, including that the Joint Venture will have sufficient taxable income to use the applicable tax attributes and that certain of such tax attributes will be used by the Joint Venture on a pro rata basis from the date of the Transactions (or in certain cases from the date of certain previous transactions) through the expiration of the applicable tax attribute. Because the 2009—2011 Tax Receivable Agreements were previously subject to fair value measurement in connection with a prior business combination transaction, it is recognized at its initial fair value plus recognized accretion to date.

2017 Tax Receivable Agreement

The 2017 Tax Receivable Agreement generally provides for the payment by Change Healthcare Performance, Inc. (a subsidiary of the Joint Venture) to affiliates of Blackstone, Hellman & Friedman of 85% of the net cash tax savings realized (or, in certain circumstances, deemed to be realized) in periods ending on or after the Transactions as a result of certain net operating losses and certain other tax attributes of Change Healthcare Performance, Inc. as of the date of the Transactions. The 2017 Tax Receivable Agreement is considered a loss contingency under FASB ASC Topic 450 and is reflected on the accompanying condensed consolidated balance sheet at the amount that is both probable and reasonably estimable with future changes in this value being reflected within pretax income or loss.

McKesson Tax Receivable Agreement

The McKesson Tax Receivable Agreement generally requires payment to affiliates of McKesson (the “McKesson TRA Parties”) of 85% of certain cash tax savings realized (or, in certain circumstances, deemed to be realized) by Change Healthcare Performance, Inc. in periods ending on or after the date on which McKesson ceases to own at least 20% of the Joint Venture as a result of (i) certain amortizable tax basis in assets transferred to Joint Venture at the closing of the Transactions and (ii) imputed interest deductions and certain other tax attributes arising from payments under the McKesson Tax Receivable Agreement. Because payments under the McKesson Tax Receivable Agreement are contingent upon McKesson’s ceasing to own at least 20% of the Joint Venture and such an event was not probable at inception of the McKesson Tax Receivable Agreement or as of June 30, 2019, no related obligation has been reflected on the accompanying condensed consolidated balance sheet.

Based on facts and circumstances at June 30, 2019, the Joint Venture estimates the aggregate payments due under these Tax Receivable Agreements to be as follows:

	2009 - 2011 Tax Receivable Agreements	2017 Tax Receivable Agreement	Total
2020 (remainder)	$—	$—	$—
2021	18,669	1,179	19,848
2022	19,756	1,179	20,935
2023	19,826	41,330	61,156
2024	19,096	19,650	38,746
Thereafter	119,498	52,393	171,891

Gross expected payments	196,845	115,731	312,576
Less: Amounts representing discount	(96,032)	—	(96,032)

Total tax receivable agreement obligations due to related parties	100,813	115,731	216,544
Less: Current portion due (included in due to related parties, net)	(18,669)	(1,179)	(19,848)

Tax receivable agreement obligations due to related parties	$82,144	$114,552	$196,696

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount of net operating losses and income tax rates.

9. Segment Reporting

Management views the Joint Venture’s operating results based on three reportable segments: (a) software and analytics, (b) network solutions and (c) technology-enabled services. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to the Joint Venture’s audited consolidated financial statements for the year ended March 31, 2019.

In April 2019, the Joint Venture made certain changes in the way that it manages its business and allocates costs. Specifically, the Joint Venture made the following changes during the period:

•	Moved its consumer payments solution from the Network Solutions reportable segment to the Technology-enabled Services reportable segment.

•	Moved its consumer engagement solutions from the Software and Analytics reportable segment to the Network Solutions reportable segment.

•	Made certain changes in the way that costs are assigned to the reportable segments.

The presentation in the tables that follow has been retrospectively adjusted to reflect the above described changes.

Software and Analytics

The software and analytics segment provides solutions for revenue cycle management, provider network management, payment accuracy, value-based payments, clinical decision support, consumer engagement, risk adjustment and quality performance, and imaging and clinical workflow.

Network Solutions

The network solutions segment provides solutions for financial, administrative and clinical transactions, electronic payments and aggregation and analytics of clinical and financial data.

Technology-enabled Services

The technology-enabled services segment provides solutions for revenue cycle and practice management, value-based care enablement, communications and payments, pharmacy benefits administration and consulting.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services costs that are not allocated to the respective reportable segments, as well as eliminations to remove inter-segment revenue and expenses and consolidating adjustments to classify certain rebates paid to channel partners as a reduction of revenue. These administrative costs are excluded from the adjusted EBITDA measure for each respective reportable segment.

Listed below are the revenue and adjusted EBITDA for each of the reportable segments for the three months ended June 30, 2019 and 2018. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables.

	Three Months Ended June 30, 2019
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$432,522	$126,305	$243,649	$(5,404)	$797,072
Postage revenue	—	—	—	58,484	58,484
Inter-segment revenue	4,822	15,307	341	(20,470)	—

Net revenue	$437,344	$141,612	$243,990	$32,610	$855,556

Adjusted EBITDA	$202,314	$84,973	$45,151	$(51,382)	$281,056

Equity compensation					5,862
Acquisition accounting adjustments					373
Acquisition and divestiture-related costs					658
Integration and related costs					25,725
Strategic initiatives, duplicative and transition costs					3,569
Severance costs					7,170
Accretion and changes in estimate with related parties, net					3,880
Management fees and related costs					2,648
Impairment of long-lived assets and other					(840)
Contingent consideration					(791)
Other non-routine, net					1,148

EBITDA Adjustments					49,402

EBITDA					231,654
Interest expense					83,406
Depreciation and amortization					71,316
Amortization of capitalized software developed for sale					3,452

Income (loss) before income tax provision (benefit)					$73,480

	Three Months Ended June 30, 2018
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$392,829	$120,589	$249,028	$(4,741)	$757,705
Postage revenue	—	—	—	65,558	65,558
Inter-segment revenue	3,573	16,014	967	(20,554)	—

Net revenue	$396,402	$136,603	$249,995	$40,263	$823,263

Adjusted EBITDA	$142,637	$82,237	$49,972	$(47,059)	$227,787

Equity compensation					5,300
Acquisition accounting adjustments					1,985
Acquisition and divestiture-related costs					4,188
Integration and related costs					20,951
Strategic initiatives, duplicative and transition costs					10,774
Severance costs					7,676
Costs related to recently issued accounting standards					3,741
Accretion and changes in estimate with related parties, net					3,824
Management fees and related costs					2,677
Impairment of long-lived assets and other					1,017
Contingent consideration					272
Other non-routine, net					2,149

EBITDA Adjustments					64,554

Interest expense					78,549
Depreciation and amortization					68,527
Amortization of capitalized software developed for sale					3,760

Income (loss) before income tax provision (benefit)					$12,397

10. Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of taxes, and related changes for each of the quarterly periods in the three months ended June 30, 2019 and 2018.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2018	$(14,823)	$6,218	$(8,605)
Cumulative effect of accounting change	—	1,633	1,633
Change associated with foreign currency translation	(8,638)	—	(8,638)
Change associated with current period hedging	—	4,016	4,016
Reclassification into earnings	—	(1,412)	(1,412)

Balance at June 30, 2018	$(23,461)	$10,455	$(13,006)

Balance at March 31, 2019	$(24,263)	$(10,769)	$(35,032)
Reclassification of stranded tax effects as a result of the Tax Legislation	—	(1,406)	(1,406)
Change associated with foreign currency translation	756	—	756
Change associated with current period hedging	—	(17,051)	(17,051)
Reclassification into earnings	—	(1,047)	(1,047)

Balance at June 30, 2019	$(23,507)	$(30,273)	$(53,780)

11. Net Income (Loss) per Common Unit

The following table sets forth the computation of basic and diluted net income (loss) per common unit:

	Three Months Ended
	June 30,
	2019	2018
Basic net income per common unit:
Numerator:
Net income (loss)	$71,915	$12,506
Denominator:
Weighted average common units outstanding	251,469,846	251,599,967

Basic net income (loss) per common unit	$0.29	$0.05

Diluted net income per common unit:
Numerator:
Net income (loss)	$71,915	$12,506
Denominator:
Number of shares used in basic computation	251,469,846	251,599,967
Weighted average effect of dilutive securities
Add:
Reimbursement units issuable to Change Healthcare Inc.	1,654,632	1,847,560

	253,124,478	253,447,527

Diluted net income (loss) per common unit	$0.28	$0.05

12. Subsequent Events

Initial Offering of Common Stock and Concurrent Offering of Tangible Equity Units

In July 2019, Change Healthcare Inc. completed its initial offering of 49,285,713 shares of common stock and the concurrent offering of 5,750,000 tangible equity units (“TEUs”) for net proceeds of $608,679 and $278,875 respectively, before consideration of offering costs paid subsequent to the offerings from available cash. The proceeds of the offering of common stock were subsequently contributed to the Joint Venture in exchange for 49,285,713 additional units of the Joint Venture. The proceeds of the offering of TEUs were used to acquire TEUs of the Joint Venture that substantially mirror the terms of the TEUs included in the offering. The Joint Venture, in turn, used certain of the proceeds received from Change Healthcare Inc. to repay $805,000 of its indebtedness under the Term Loan Facility without penalty. However, due to the presence of unamortized discounts, the Joint Venture expects to recognize a loss on extinguishment of debt of approximately $14,300.

Amendment of Revolving Facility

In July 2019, the Joint Venture amended its Revolving Facility, the primary effects of which were to increase the maximum amount that can be borrowed from $500,000 to $785,000 and to extend the maturity date until July 2, 2024. In the event that the outstanding balance under the Term Loan Facility exceeds $1,100,000 on December 1, 2023, however, amounts due, if any, under the Revolving Facility become due and payable on December 1, 2023.

The Joint Venture has evaluated subsequent events through August 14, 2019, the date the financial statements were available to be issued.